August 22, 2023	Exhibit 5.1
NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112

RE: Post-Effective Amendment No.1 on Form S-1 to Registration Statement on Form S-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) on the date hereof of the above captioned Post-Effective Amendment No.1 on Form S-1 to registration statement on Form S-3 (the “Post-Effective Amendment No.1”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the resale or other distribution from time to time by YA II PN, Ltd. (“YA PN”) of up to 10,407,404 common shares in the capital of the Company (the “Advance Shares”) which may be issued to YA PN pursuant to a standby equity purchase agreement dated January 26, 2023 between the Company and YA PN (the “Standby Equity Purchase Agreement”).

In connection with the preparation of the Post-Effective Amendment No.1 and this opinion, we have examined, considered and relied upon originals or copies certified to our satisfaction of each of the following documents (collectively, the “Documents”):

(a)	the Company’s Articles and Notice of Articles;
(b)	a certificate of good standing dated August 22, 2023 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company;
(c)	records of corporate proceedings of the Company approving the issuance of the Advance Shares;
(d)	the Standby Equity Purchase Agreement; and
(e)	such other documents, statutes, regulations, public and corporate records as we have deemed appropriate to give this opinion.

We have relied upon the factual matters contained in the representations and other factual statements of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In such examination, we have assumed without any independent investigation: (a) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents; and (b) that each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party (other than the Company) set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing and as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that the Advance Shares will be, when issued in accordance with the terms of the Standby Equity Purchase Agreement, validly issued, fully paid and non-assessable.

This opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We do not express any opinion with respect to the laws of any jurisdiction other than the Province of British Columbia and the laws of Canada specifically applicable therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment No.1 and to the reference to Blake, Cassels & Graydon LLP under the caption “Legal Matters” in the prospectus filed as part of the Post-Effective Amendment No.1. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP